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                           FLEXIBLE PURCHASE PAYMENT
                               VARIABLE DEFERRED
                               ANNUITY CONTRACT

To the Contract Owner:

Please read your Contract carefully. This annuity is a legal contract between you and Genworth Life Insurance Company of New York. We have issued this Contract in consideration of your application and the payment of the initial Purchase Payment. You, the Owner, have benefits and rights described in this Contract. The Annuitant is named in the Contract. We will make Income Payments beginning on the Annuity Commencement Date, if the Annuitant is still living on that date.

THE CONTRACT VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. DOLLAR AMOUNTS IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED.

Right to Cancel: You may return this Contract to our Service Center within 10 days after its delivery for a refund. The amount of the refund will equal the Contract Value with any adjustments required by applicable law or regulation.

               For Genworth Life Insurance Company of New York,

                [/s/ DAVID J. SLOANE      [/s/ THOMAS E. DUFFY
              ------------------------  ------------------------
                  DAVID J. SLOANE           THOMAS E. DUFFY
                     PRESIDENT]                SECRETARY]

                                 GENWORTH LIFE
                         INSURANCE COMPANY OF NEW YORK

         Flexible Purchase Payment Variable Deferred Annuity Contract
                        Nonparticipating Stock Company
            [666 THIRD AVENUE, 9TH FLOOR NEW YORK, NEW YORK 10017]
                            ADMINISTRATIVE OFFICE:
                 [PO BOX 27601, RICHMOND, VIRGINIA 23286-8786]
                               [1-800-352-9910]

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Contract Data Pages

Contract Number:    [000000000]

Owner:              [The Annuitant]

[Joint Owner:       Jane Doe]

Annuitant:          [John Doe]
                        [Male] [35] Age Last Birthday

[Joint Annuitant:   Jane Doe
                        Female 35 Age Last Birthday]

Contract Date:                             [January 1, 2008]

Annuity Commencement Date:                 [January 1, 2063]

Initial Purchase Payment:                  [$10,000.00]

Minimums:

    Minimum Additional Purchase Payment:   $[250.00]

                                           $100.00 with a Contract Value
                                           after the
                                           withdrawal of no less than
    Minimum Withdrawal:                    $2,000.00

    Minimum Contract Value allowed to
    remain in an Investment Option after a
    transfer from that Investment Option:  $100.00

Charges:
    Premium Tax Rate:                      0.00%
    Asset Charge:
      Contract:                            [1.35]% Annually
      [Joint Annuitant:                    0.05% Annually]
                                           [1.40]% Annually ([0.008098]%
      Total Asset Charge:                  Daily)
                                           $[30.00] waived if Contract Value
    Annual Contract Charge:                exceeds
                                           $[40,000.00] at the time the
                                           charge is due
    Maximum Transfer Charge:               $10.00

The smallest annual investment return on assets of the Separate Account required to maintain nondecreasing variable Annual Income Amounts is 4.46% for payments based on an Assumed Interest Rate of 3.0%.

If you have a question, would like to obtain information about your Contract, or if you need assistance resolving a complaint, please contact your sales representative or call our Annuity Service Department toll free at [800-352-9910].


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Contract Number:   [000000000]

                          Table of Surrender Charges

                          Years Since      Surrender Charge
                     Purchase Payment Made    Percentage
                     --------------------- ----------------
                              0                   6%
                              1                   6%
                              2                   6%
                              3                   6%
                              4                   5%
                              5                   4%
                              6                   3%
                              7+                  0%

Free Withdrawal Amount: Each Contract Year, you may withdraw up to 10% of the total Purchase Payments made through the date of the withdrawal plus any gain without being assessed a surrender charge. The free withdrawal amount not withdrawn is not cumulative from Contract year to Contract year.

Gain is calculated as (a) plus (b) minus (c) minus (d) but not less than zero, where:

    (a)is the Contract Value on the date we receive your withdrawal or surrender request;

    (b)is the total of any withdrawals including surrender charges previously taken;

    (c)is the total of Purchase Payments made; and

    (d)is the total of any gain previously withdrawn.

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                               TABLE OF CONTENTS

           Contract Data Pages..................................  3
           Definitions..........................................  4
           General Provisions...................................  6
           Owner, Annuitant, Beneficiary and Payee..............  8
           Purchase Payments.................................... 10
           Separate Account..................................... 10
           Transfers............................................ 13
           Contract Value Benefits.............................. 15
           Death Provisions..................................... 17
           Monthly Income Benefit............................... 19
           Optional Payment Plans............................... 21
           Copies of any riders and endorsements follow page 23.

                                  DEFINITIONS

Accumulation Unit - A unit of measure used in calculating the Contract Value in each Subaccount prior to the Annuity Commencement Date.

Annuitant / Joint Annuitant - The person(s) whose age and, where appropriate, gender are used in determining the amount of Income Payments. A Death Benefit is payable on the death of any Annuitant prior to the Annuity Commencement Date.

Annuity Commencement Date - The date stated on the Contract Data Pages, unless changed after issue, on which Income Payments are scheduled to begin, if the Annuitant(s) is living on that date.

Annuity Commencement Value - The Contract Value on the day immediately preceding the Annuity Commencement Date.

Annuity Unit - A unit of measure used to calculate Variable Income Payments.

Assumed Interest Rate - The interest rate used in calculating the Variable Income Payment amounts.

Beneficiary - The person(s) or entity you name to receive death proceeds. This person(s) or entity will not receive the death proceeds if there is any Owner alive or in existence on the date of death.

Company - Genworth Life Insurance Company of New York (also referred to as:
"we", "us" or "our").

Contingent Beneficiary - The person(s) or entity you name to receive death proceeds if no Beneficiary is living. This person(s) or entity will not receive the death proceeds if there is any Owner alive or in existence on the date of death.

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Contract - This flexible purchase payment variable deferred annuity contract with any attached riders and endorsements.

Contract Date - The date the Contract is issued and becomes effective. The Contract Date is shown on the Contract Data Pages. It is used to determine Contract years and anniversaries.

Contract Value - The amount equal to the sum of all values allocated to each Investment Option.

Death Benefit - The benefit provided under the Contract on the death of any Annuitant prior to the Annuity Commencement Date.

Fixed Income Payments - Income Payments that are supported by the General Account and which do not vary in amount based on the investment experience of the Separate Account.

Fund - Any open-end management investment company or unit investment trust in which the Separate Account invests.

General Account - Assets of the Company other than those allocated to the Separate Account or any other separate account of the Company.

Income Payment - One of a series of payments made under either the monthly income benefit or one of the Optional Payment Plans.

Investment Options - The Subaccounts that invest in available Portfolios [and any Guarantee Account provided by endorsement]. The available Portfolios are shown in the current prospectus for the Contract.

Optional Payment Plan - A plan whereby any part of death proceeds or Surrender Value can remain invested with us to provide Income Payments to a Payee.

Owner / Joint Owner--The person(s) or entity, named on the Contract Data Pages, entitled to exercise the ownership rights stated in the Contract. "You" or "your" refers to the Owner or Joint Owner.

Payee - Person or entity who receives Income Payments.

Portfolio - A series of a Fund, the assets of which are separate from other Portfolios that may be available in the Fund. Each Portfolio has its own investment objective.

Proof of Death - Documents that must be received at our Service Center before we pay death proceeds. See Death Provisions section for a list of documents.

Purchase Payment - A payment received by us and applied to this Contract. All payments must be received in United States dollars. When used in connection with this Contract, the term "Purchase Payment" means the same as the term "premium payment".

Separate Account - Our segregated asset account, Genworth Life Insurance Company of New York Separate Account 1.

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Service Center - Our service center at [6610 West Broad Street, Richmond,
Virginia 23230].

Settlement Age - The Annuitant(s)'s age as of his or her last birthday on the date Income Payments begin, minus an age adjustment from the Maximum Age Adjustment Table. A Settlement Age is determined for each Annuitant.

Subaccount - A Subaccount of the Separate Account, the assets of which are invested exclusively in a corresponding Portfolio.

Surrender Value - The Contract Value on the date we receive your written request for surrender in our Service Center less any premium tax and less any applicable charges and fees stated on the Contract Data Pages.

Valuation Day - Each day on which the New York Stock Exchange is open for regular trading, except for days that the Subaccount's corresponding Portfolio does not value its shares.

Valuation Period - The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

Variable Income Payments - Income Payments that vary in amount from one Income Payment to the next based on the investment experience of one or more Subaccounts.

                              GENERAL PROVISIONS

General Features

This is a flexible premium variable deferred annuity contract. The initial Purchase Payment is due on the Contract Date. Additional Purchase Payments may be paid at any time before the Annuity Commencement Date. In return for these Purchase Payments and any application, we provide certain benefits.

The Contract provides a monthly income beginning on the Annuity Commencement Date. The amount of monthly income will depend on:

    .  the Annuity Commencement Value;

    .  the amount of any premium tax;

    . the Annuitant(s)'s gender, where appropriate, and settlement age on the Annuity Commencement Date; and

    .  the payments plan chosen.

See Optional Payment Plans section for the payout plans available. See conditions described in the Death Provisions section for details regarding payment or the continuation of the Contract at the death of any Owner or Annuitant prior to the Annuity Commencement Date.

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Assignment

Prior to the Annuity Commencement Date, you may assign your rights under the Contract with our prior consent. An absolute assignment will change the Owner to the assignee. This Contract may be assigned as collateral security for a loan. Your rights and the rights of any Beneficiary may be affected by an assignment. A collateral assignment is not a change of Owner or Beneficiary but their rights will be subject to the terms of the assignment. A request for an assignment must be in writing and sent to our Service Center. An assignment must occur before the Annuity Commencement Date. Once our Service Center approves and records the assignment, it will become effective as of the date the written notice was signed.

We are not responsible for the validity or tax consequences of any assignment. We are not liable to the assignee for any payment or settlement made under this Contract before the assignment is recorded. Assignments will not be approved and recorded until our Service Center receives sufficient direction from you and the assignee regarding the proper allocation of Contract rights.

Entire Contract

The entire Contract consists of this Contract with any attached riders and endorsements. This Contract is a legal contract between you and us and no one else. A sales representative cannot change this Contract. We may change the Contract in order to maintain compliance with applicable state and federal law. Any change to the Contract must be in writing and approved by us. Only an authorized officer of the Company can provide approval.

Evidence of Death, Age, Gender, Marital Status or Survival

We will require Proof of Death, age, gender, marital status or survival and any other required forms before we act on Contract provisions relating to the death of any person(s), or those that are dependent upon age, gender, marital status or survival. These items must be received in our Service Center in a form satisfactory to us.

Income Tax Qualification

This Contract is intended to qualify for tax treatment under Section 72 of the Internal Revenue Code of 1986 as amended (the "Code"). The Contract provisions will be interpreted with this intent. We reserve the right to amend this Contract as needed to maintain its tax status under the Code. We will send you a copy of any amendment.

Incontestability

We will not contest this Contract after the Contract Date.

Misstatement of Age or Gender

If any person's age or gender is misstated, any Contract benefits or proceeds will be determined using the correct age and gender. If any overpayment has been made, an adjustment including interest on the amount of the overpayment will be made to the next payment(s). Any underpayment will be credited with interest on the amount of the underpayment and will be paid in full with the next payment. The interest rate used will be 3% per annum, unless otherwise required by law.

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Nonparticipating

This Contract is nonparticipating. It does not share in our profits or surplus. No dividends are payable.

Premium Tax

Premium tax rates and rules vary by state and may change. We reserve the right to deduct any such tax either from your Purchase Payment when received or from benefits when paid. Benefits include payments resulting from surrender, withdrawal, Income Payments and death. The premium tax rate shown on the Contract Data Pages is the rate that was in effect in your state on the Contract Date.

Protection of Proceeds

Proceeds under the Contract are not assignable by any Beneficiary prior to the time they become payable. To the extent permitted by law, proceeds are not subject to the claims of creditors or to legal process.

Statement of Values

At least annually, we will send you a Contract statement. The statement will show the Contract Value, Purchase Payments made, number of Accumulation Units, values of Accumulation Units, and Contract charges deducted during the statement period. The statement will also show any other information required by law.

Written Notice

All written notices, including Proof of Death, must be sent to our Service Center in a form satisfactory to us. All notices must include your name and the Contract number. We will not be responsible for any actions taken prior to our receipt of a valid change request. We will send correspondence relating to your Contract to your last known address.

                    OWNER, ANNUITANT, BENEFICIARY AND PAYEE

Owner

The Owner is the person or entity named who may surrender the Contract and amend or modify the Contract with our consent. The Owner may exercise all other rights and benefits granted under this Contract.

Joint Owner

If the Owner is an individual, a Joint Owner may be named. The Joint Owner has an undivided interest in the Contract with the same ownership rights as the Owner. When the Joint Owner is not the Owner's spouse, consent must be obtained from both Owners when exercising rights provided under this Contract. The Joint Owner and the Owner share ownership equally with the right of survivorship. If either the Owner or Joint Owner dies the decedent's interest will pass to the survivor, subject to the Death Provisions.

Other forms of shared ownership are available if agreed upon by us.

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Annuitant

An Annuitant must be named and may be a person other than the Owner. If the Annuitant dies before the Annuity Commencement Date and the Owner and Annuitant are different individuals, the Owner(s) will become the new Annuitant(s).

A Joint Annuitant may be named. If any Annuitant dies before the Annuity Commencement Date and the surviving Owner is not a non-natural entity, the selected payment option will change to a single Annuitant plan. If any Annuitant dies before the Annuity Commencement Date and the Owner is a non-natural entity, the selected payment option will end.

Beneficiary

You can name one or more Beneficiaries or Contingent Beneficiaries in an application or by sending a written notice to our Service Center.

Trust as Owner or Beneficiary

If a trust is named as an Owner or Beneficiary and subsequently exercises ownership rights or claims benefits, we will have no obligation to verify that a trust is in effect. We will have no obligation to verify that the trustee is acting within the scope of his or her authority. Payment of any benefits to the trustee or trust will release us from all obligations under the Contract to the extent of the payment. When we make a payment, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.

Changing the Named Parties

An Annuitant may not be changed. All Owners must sign a request for a change in ownership prior to the Annuity Commencement Date. Any change of ownership may cause a taxable event. You may change the Beneficiary and Contingent Beneficiary at any time prior to the Annuity Commencement Date, unless such designations were irrevocable. If a Beneficiary designation is irrevocable, such designation cannot be changed or revoked without such Beneficiary's written consent. You may change the Payee.

You may change a named party by sending written notice in a form satisfactory to us at our Service Center. Upon receipt and recording, the change will take effect as of the date the written notice was signed, whether or not you are living at the time of receipt. The change will take effect without further liability as to any payment or settlement made by us before such change is recorded at our Service Center.

Any new Owner approved by us is subject to the terms and conditions of the Contract. Any new Owner must be acceptable to us.

Exercising any Ownership Rights

To exercise any ownership rights, you must send a written notice to our Service Center in a form acceptable to us.

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                               PURCHASE PAYMENTS

Initial Purchase Payment

The initial Purchase Payment is due on the Contract Date.

Additional Purchase Payments

Subject to our approval, you may make additional Purchase Payments at any time before the Annuity Commencement Date. The minimum additional Purchase Payment is shown on the Contract Data Pages. Additional Purchase Payments will increase the Contract Value, death proceeds and Surrender Value.

Where to Send Purchase Payments

Send each Purchase Payment to our Service Center. Purchase Payments may be made electronically or by check. All Purchase Payments must be payable to Genworth Life Insurance Company of New York.

Allocation of Purchase Payments

You may allocate Purchase Payments to one or more Investment Options. You may allocate your Contract Value to as many as 100 Subaccounts. Your allocations must be in percentages totaling 100%. Each allocation percentage must be a whole number and at least 1%. Purchase Payments will be allocated according to your instructions that we have on file at the time of allocation.

You may change the allocation of later Purchase Payments at any time, without charge, by sending a notice to us at our Service Center. The notice must be in writing or in any form acceptable to us. The allocation will apply to Purchase Payments received after we receive the change.

                               SEPARATE ACCOUNT

The Separate Account supports the operation of this Contract and certain other variable annuity contracts we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts that are not variable annuities.

We own the assets in the Separate Account. These assets are held separately from our other assets and are not part of our General Account or our other separate accounts.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is subject to New York laws that regulate the operations of insurance companies incorporated in New York. The investment policies of the Separate Account will not be changed without any required approval of the New York State Superintendent of Insurance.

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Insulation of Assets

The Separate Account assets equal the reserves and other Contract liabilities supported by the Separate Account. These assets will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our General Account any assets of the Separate Account that are in excess of such reserves and other Contract liabilities.

Subaccounts

The Separate Account consists of those Subaccounts shown in the current prospectus for the Contract. The Separate Account's income, gains and losses, realized or unrealized, are credited to or charged against the Separate Account, without regard to the income, gains or losses of our General Account or of any other separate account. Each Subaccount's income, gains and losses, realized or unrealized, are credited to or charged against such Subaccount, without regard to income, gains or losses of any other Subaccount.

Each Subaccount invests exclusively in shares of a corresponding Portfolio. Shares of a Portfolio are purchased and redeemed at their net asset value per share. Any amounts of income, dividends and gains distributed from the shares of a Portfolio are reinvested in additional shares of that Portfolio at its net asset value.

Changes to the Separate Account and Subaccounts

Unless prohibited by applicable law, we may:

    .  Create new separate accounts;

    .  Combine separate accounts, including the Separate Account;

    .  Transfer assets of the Separate Account to another separate account;

    . Add new Subaccounts to or remove existing Subaccounts from the Separate Account or combine Subaccounts;

    . Make Subaccounts (including new Subaccounts) available to such classes of contracts as we may determine;

    .  Add new Funds or Portfolios or remove existing Funds or Portfolios;

    . Substitute new Portfolios for any existing Portfolio whose shares are no longer available for investment;

    . Substitute new Portfolios for any existing Portfolio which we determine is no longer appropriate in light of the purposes of the Separate Account;

    . Register or deregister the Separate Account under the Investment Company Act of 1940; and

    . Operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may, by endorsement, make such changes in this and other contracts as may be necessary or appropriate to reflect the substitution or change.

Valuation of Separate Account Assets

We will value the assets of the Separate Account each Valuation Day at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

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Accumulation Units

Purchase Payments allocated to a Subaccount are converted into Accumulation Units. The number of Accumulation Units is determined by dividing the dollar amount allocated to each Subaccount by the value of the Accumulation Unit for that Subaccount for the Valuation Day on which the Purchase Payment is invested in the Subaccount. Purchase Payments allocated to a Subaccount increase the number of Accumulation Units of that Subaccount.

The events which will reduce the number of Accumulation Units of a Subaccount are as follows:

    (1)withdrawals or transfers of Contract Value;

    (2)surrender of the Contract;

    (3)payment of death proceeds;

    (4)application of Contract Value to an Income Payment option; and

    (5)deduction of applicable Contract charges.

Accumulation Units are canceled as of the end of the Valuation Period in which we receive notice regarding the event.

Accumulation Unit Value

The initial Accumulation Unit value for each Subaccount was arbitrarily set by us when the Subaccount began operations. Thereafter, the value of an Accumulation Unit at the end of every Valuation Day is the value of the Accumulation Unit at the end of the previous Valuation Day multiplied by the net investment factor, as described below. On any day that is a Valuation Day, the Contract Value in a Subaccount is determined by multiplying the number of Accumulation Units in that Subaccount by the value of the Accumulation Unit for that Subaccount.

The Accumulation Unit value may change from one Valuation Period to the next.

To the extent permitted by law, we may change when we calculate the Accumulation Unit value. If we do, we will give you 30 days notice. This action may be taken if an emergency exists that makes it impractical to value the assets in the Separate Account. This action may also be taken if the Securities and Exchange Commission permits such a change.

Net Investment Factor

The net investment factor is used to measure the investment performance of a Subaccount. The net investment factor for any Subaccount for any Valuation Period is determined by (a) divided by (b), minus (c), where:

    (a)is:

       (1)the value of the assets in the Subaccount at the end of the preceding Valuation Period; plus

       (2)the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus

       (3)the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus

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       (4)any amount charged against the Separate Account for taxes. This includes any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account;

    (b)is the value of the assets in the Subaccount at the end of the preceding Valuation Period; and

    (c)is a daily factor for the Valuation Period representing the asset charge deducted from the Subaccount adjusted for the number of days in the Valuation Period. The rates for this charge are shown on the Contract Data Pages.

                                   TRANSFERS

You may transfer amounts among the Investment Options by sending a request to our Service Center. Transfer requests must be in writing or in any form acceptable to us. Transfers will be effective as of the end of the Valuation Period during which we receive your request at our Service Center. We may not accept or we may defer transfers at any time that we are unable to purchase or redeem shares of any Portfolio. We may terminate the transfer feature at any time.

A Subaccount transfer involves a simultaneous redemption of assets from the current Subaccount and a purchase of assets of the new Subaccount. When we perform Subaccount transfers, the Contract Value on the date of the transfer will not be affected by the transfer. The number of Accumulation Units or Annuity Units added to the new Subaccount is (a) multiplied by (b), divided by
(c), where:

    (a)is the number of Accumulation Units or Annuity Units transferred out of the current Subaccount;

    (b)is the value of an Accumulation Unit or Annuity Unit of the current Subaccount; and

    (c)is the value of an Accumulation Unit or Annuity Unit of the new
       Subaccount.

If the amount of your Contract Value remaining in an Investment Option after the transfer is less than the minimum balance stated on the Contract Data Pages, we will transfer the remaining balance in addition to the amount requested for transfer. We will not allow a transfer into any Investment Option unless the value of that Investment Option after the transfer is at least equal to the amount stated on the Contract Data Pages.

Requests for transactions received on a Valuation Day will be considered to be received on that same Valuation Day or on the next Valuation Day, as determined in accordance with the following procedures. For each Subaccount on each Valuation Day, we process transaction orders for that Subaccount and submit the order to the Portfolio in which the Subaccount invests. In accordance with applicable Securities and Exchange Commission regulations, each Portfolio establishes a cut-off time by which the Portfolio must receive an order for it to receive the Portfolio's next-calculated net asset value per share. This time is disclosed in each Portfolio's prospectus and may change from time to time. We have established a cut-off time for each Subaccount by which we must have received a transaction order for it to receive the next-calculated unit value that is based on the next-calculated net asset value per share of the corresponding Portfolio. We set the Subaccount's cut-off time far enough in advance of the corresponding Portfolio's cut-off time to reasonably permit us to process transaction orders and submit the orders to the Portfolio by its cut-off times. There can be no assurance that we will be able to process orders in time for the orders to receive the next-calculated unit value based on the next-calculated net asset value per share of the corresponding Portfolio on every Valuation Day. We may change our cut-off times periodically. All requests for transactions that we receive

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for a Subaccount after the Subaccount's cut-off time in effect for a Valuation
Day will be considered to be received on the next Valuation Day.

Transfer Restrictions

The Contract is not designed for individuals, advisers, professional market timing organizations or other persons whose trading strategies are designed to exploit inefficiencies in the pricing of the Portfolios in which the Subaccounts invest. We reserve the right to reject any transfer requests believed to be made for the purposes of market timing or, for any other purpose, we, in our sole discretion, determine to be potentially detrimental to other shareholders in a Portfolio. We also reserve the right, in our sole discretion, to revoke, limit or otherwise modify the privilege to submit transfer requests and/or prescribe the contents of any means by which any transfer request is delivered/ transmitted to us.

We reserve the right to modify, suspend or terminate the transfer privilege for any contract at any time for any reason. We also reserve the right to impose restrictions on your ability to transfer Contract Value between or among Subaccounts. The current prospectus, will disclose the details of such restrictions. Such restrictions may include, but are not limited to, the requirement of a minimum time period between each transfer or limiting the dollar amount that can be transferred to and from the Subaccounts at any one time. We reserve the right to refuse any transfer instructions that, in our judgment and in our sole discretion, may be harmful to the Separate Account, any Subaccount or underlying Portfolio, or to other contract owners.

Subject to our right to modify, suspend or terminate the transfer privilege, you may transfer Contract Value between the Subaccounts. Transfers are subject to the following:

    (1)the transfer request must be by written request or another form acceptable by us;

    (2)the transfer is to a Subaccount or any other available Investment Option provided by endorsement; and

    (3)the deduction of any transfer fees that we may impose.

You may make 12 transfers per calendar year without charge. Each requested transfer after the 12/th/ transfer may be assessed a transfer fee. The maximum transfer fee is shown on the Contract Data Pages. A transfer fee, if imposed, will be deducted from the Investment Option from which the transfer is made. If a transfer is made from more than one Investment Option at the same time, the transfer fee will be deducted pro-rata from the value in such Investment Option(s).

We will notify you in writing of any action taken to restrict transfer privileges.

Portfolio Redemption Fees

A Portfolio may impose a redemption charge on Subaccount assets that are redeemed from the Portfolio in connection with a transfer. The Portfolio determines the amount of the redemption charge. The charge is retained by or paid to the Portfolio. The charge is not retained by or paid to us. The redemption charge may affect the number and/or value of Accumulation Units or Annuity Units transferred out of the Subaccount that invests in that Portfolio and may affect Contract Value.

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                            CONTRACT VALUE BENEFITS

The Contract Value is the total value of all Investment Options under the Contract. On the date the initial Purchase Payment is received by our Service Center, the Contract Value equals the initial Purchase Payment.

Contract Value of the Separate Account

At the end of each Valuation Period after the Contract Date, the Contract Value allocated to each Subaccount is (a) plus (b) plus (c) minus (d) minus (e) minus
(f) minus (g) minus (h), where:

    (a)is the Contract Value allocated to the Subaccount at the end of the preceding Valuation Period, multiplied by the Subaccount's net investment factor for the current Valuation Period;

    (b)is Purchase Payments allocated to the Subaccount during the current Valuation Period;

    (c)is any amount transferred into the Subaccount during the current Valuation Period;

    (d)is any amount transferred out of the Subaccount during the current Valuation Period;

    (e)is any Contract charges incurred during the current Valuation Period and allocated to that Subaccount;

    (f)is any withdrawal made from the Subaccount during the current Valuation Period;

    (g)is any premium tax deductions allocated to that Subaccount; and

    (h)is Contract Value that has been applied to an Income Payment plan.

Annual Contract Charge

We may deduct a Contract charge as shown on the Contract Data Pages. The charge will be deducted on each Contract anniversary or the date the Contract is surrendered, if earlier. The charge will be deducted from the Subaccounts on a prorata basis. The deduction will be treated as a withdrawal from the Contract Value. We will waive this charge if the Contract Value at the time the charge is due exceeds the minimum Contract Value shown on the Contract Data Pages.

Asset Charge

An asset-based charge is deducted from each Subaccount. The charge is assessed on a daily basis and reduces the value of Accumulation Units and Annuity Units. This charge is equal, on an annual basis, to a percentage, shown on the Contract Data Pages, of the average daily net assets of each Subaccount.

Joint Annuitant Charge

If a Joint Annuitant is shown on the Contract Data Pages, there will be a daily asset charge for this benefit. This charge is added to the Contract's daily asset charge and applied against all amounts in the Subaccounts. The charge is shown on the Contract Data Pages. The charge will never exceed 1% annually. There will be no further charge if the Contract is changed to a single Annuitant due to the death of an Annuitant.

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Surrender

You can surrender this Contract by sending the Contract and a written request in a form satisfactory to us to our Service Center. Once Income Payments begin, you may not surrender your Contract. The amount payable is the Surrender Value as of the date we receive the request. You may elect to have the Surrender Value paid in a single sum or under an Optional Payment Plan.

Withdrawal

You may take a withdrawal from the Contract Value prior to the Annuity Commencement Date. The allowable withdrawal amount is subject to limitations as shown on the Contract Data Pages. The amount payable to you will be the amount of the withdrawal, less any premium tax.

You may tell us how to deduct the withdrawal from the Investment Options. If you do not, the withdrawal will be deducted from the Investment Options on a prorata basis. A Portfolio may impose a redemption charge on Subaccount assets that are redeemed from the Portfolio in connection with a withdrawal. The Portfolio determines the amount of the redemption charge. The charge is retained by or paid to the Portfolio. The charge is not retained by or paid to us. The redemption charge may affect the number and/or value of Accumulation Units withdrawn from the Subaccount that invests in that Portfolio and may affect Contract Value.

Deferment of Payments

We will make payment within seven days from the date of withdrawal or surrender. We will make payment of a lump sum claim settlement within seven days from the receipt of Proof of Death. We may defer these payments when:

    . the New York Stock Exchange is closed other than customary weekend and holiday closings; or

    . the Securities and Exchange Commission restricts trading on the New York Stock Exchange; or

    . the Securities and Exchange Commission permits postponement for the protection of contract owners; or

    . the Securities and Exchange Commission determines an emergency exists. Due to the emergency, disposal of securities or the determination of the values of net assets of the Separate Account is not reasonably practical.

We have the right to defer payment that is derived from any amount recently paid to us by check or draft. We will make payment when we are satisfied the check or draft has been paid by the bank on which it is drawn.

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                               DEATH PROVISIONS

Amount Payable When Death Occurs Before Annuity Commencement Date

Amount Payable upon the Death of an Owner or Joint Owner Who Is Not Also an
Annuitant: The amount payable is the Contract Value on the first Valuation Day that we have received Proof of Death.

Death Benefit Provisions upon the Death of an Annuitant or Joint Annuitant: The amount payable (the "Death Benefit") is the Contract Value on the first Valuation Day that we have received Proof of Death.

When Distribution of Death Proceeds Is Required

The Distribution Rules stated below are intended to maintain the status of this Contract as an annuity contract under federal income tax law. In certain circumstances federal tax law provides distribution rules for the designated beneficiary to follow instead of the Distribution Rules in the Contract. If the designated beneficiary is not following alternate distribution rules, the Distribution Rules will apply. Except as described below and in the Distribution Rules provisions, a distribution is required at the first death of:

    (1)any Owner; or

    (2)any Annuitant if any Owner is a non-natural entity.

Proof of Death

Proof of Death documents are:

    (1)a certified copy of a death certificate or certified copy of a decree from a court of competent jurisdiction stating the finding of death;

    (2)any required forms that contain information necessary to pay a designated beneficiary(ies); and

    (3)written payment instructions in a form acceptable to us.

Proof of Death will have been received on the first Valuation Day when we have all of the applicable Proof of Death documents.

Designated Beneficiary When Death Occurs Before Annuity Commencement Date

At the first death of (a) or (b), where:

    (a)is any Owner; and

    (b)is any Annuitant if any Owner is a non-natural entity;

all members of the class first listed below having a member alive or in existence on the date of that death is the designated beneficiary:

    (1)Owner or Joint Owner;

    (2)Beneficiary;

    (3)Contingent Beneficiary; or

    (4)Owner's or Joint Owner's estate.

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All surviving Owners will be the designated beneficiaries of this Contract, without regard to any Beneficiary selections made by you.

Unless you request otherwise, any proceeds will be paid in equal shares to one or more designated beneficiaries who survive the deceased person. The distribution rules will be applied as if each designated beneficiary's portion were a separate contract. If a designated beneficiary dies prior to filing a death claim, death proceeds will be paid to that designated beneficiary's estate. A designated beneficiary may choose one of the payment choices below, subject to the distribution rules below.

How to File a Claim When Death Occurs Before Annuity Commencement Date

You should notify us immediately upon the death of an Owner or an Annuitant. We have the right to request that all notifications of death be immediately followed by written notice. Upon initial notice, no additional Purchase Payments will be accepted. Upon initial notification, we will transfer all assets in the Subaccounts to the Subaccount investing in the Money Market Fund. Assets will remain in that Money Market Fund until Proof of Death and instructions to change your investment allocations are received in a form acceptable to us.

Distribution Rules When Death Occurs Before Annuity Commencement Date

If a designated beneficiary is the surviving spouse of the deceased Owner, the surviving spouse may receive the proceeds under one of the payment choices listed below, or instead may elect to continue his or her portion of the Contract as the new Owner. For purposes of these Distribution Rules only, marriage will be determined in accordance with federal law. Any previous Beneficiary designation will continue unless changed by the new Owner. If the deceased person was also an Annuitant, the surviving spouse will automatically become the new sole Annuitant replacing any other surviving Annuitant. At the death of the surviving spouse, this Contract continuation provision may not be used again. The provision below entitled "If the designated beneficiary is not the surviving spouse" must be used instead.

If the designated beneficiary is not the surviving spouse of the deceased person, this Contract cannot be continued indefinitely. Instead, the proceeds must be distributed under one of the payment choices listed below.

If no choice is made by a designated beneficiary within 60 days following receipt of a certified death certificate, payments will default to payment choice (3).

Payment Choices

    (1)Apply the proceeds to provide income under Optional Payment Plan 1. The first Income Payment must be made no later than one year after the date of death. The period certain must not exceed the designated beneficiary's life expectancy as determined by the Internal Revenue Service. The designated beneficiary becomes the Owner and Annuitant under the Optional Payment Plan provisions.

    (2)Receive the proceeds in one payment upon receipt of Proof of Death.

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    (3)Set the Contract Value to be equal to the death proceeds as of the first
       Valuation Day that we have received Proof of Death. At any time during the five-year period following the date of death, a partial or full distribution may be taken from the Contract. The Contract Value as of the date of the distribution request will be the amount payable. We will pay in one payment any Contract Value remaining at the earlier of the end of the five-year period or at the death of the designated beneficiary.

Distribution Rules When Death Occurs On Or After Annuity Commencement Date

If any Owner or Annuitant dies on or after the Annuity Commencement Date, payments will be made as stated in the Monthly Income Benefit section. These payments will be distributed at least as rapidly as under the method of distribution being used as of the date of death.

                            MONTHLY INCOME BENEFIT

Monthly Income

We will pay you, unless another Payee is designated, a Variable Income Payment for a guaranteed minimum period beginning on the Annuity Commencement Date. Other plans may be available upon request.

For a single Annuitant, payments will be made automatically under a Life Income with 10 Year Period Certain plan. Other plans may be available upon request. Under this plan, if the Annuitant lives longer than 10 years, payments will continue for his or her life. If the Annuitant dies before the end of 10 years, the remaining payments for the 10-year period will continue to you or to another Payee you have designated.

For Joint Annuitants, payments will be made automatically under a Joint Life and Survivor Income with 10 Year Period Certain plan. Other plans may be available upon request. On the death of the first Annuitant, the monthly income benefit will continue to be made for as long as the survivor lives. If both Annuitants die before the end of 10 years, the remaining payments for the 10-year period will continue to you or to another Payee you have designated.

On the Annuity Commencement Date, you may elect to receive the Surrender Value in a lump sum instead of receiving a monthly income. If we pay the Surrender Value in one payment, we will have no further obligation under the Contract.

How Monthly Income is Determined

Initial Monthly Income Payments: The initial Income Payment under the automatic monthly payment plan is (a) multiplied by (b) divided by (c), where:

    (a)is the monthly payment rate per $1,000, shown under the Optional Payment Plans for Life Income with 10 Year Period Certain, using the gender(s) of the Annuitant(s) and Settlement Age(s) of the Annuitant(s) on the Annuity Commencement Date;

    (b)is the Annuity Commencement Value; and

    (c)is $1,000.

For purposes of this section, monthly payment rates are based on the Annuity 2000 Mortality Table, using an Assumed Interest Rate of 3%.

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Income Payments will be made monthly unless quarterly, semi-annual or annual payments are chosen by written notice. If any payment made more frequently than annually is less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100. If the annual payment would be less than $100, we will pay the Annuity Commencement Value and the Contract will terminate on the Annuity Commencement Date.

The annuity benefits to a Certificate Owner on his or her Income Start Date will not be less than those that would be provided by the application of an amount to purchase any single consideration immediate annuity contract offered by the company at the time to the same class of benefits. For contracts with cash surrender benefits, the amount will be the greater of the cash surrender value or 95% of what the cash surrender benefit would be if there were no surrender charge.

Subsequent Monthly Income Payments: Subsequent payments are determined by means of Annuity Units. The amount may be greater or less than the initial payment.

The number of Annuity Units will be determined on the Annuity Commencement Date. The number will not change unless a transfer is made. The number of Annuity Units for a Subaccount is (a) divided by (b), where:

    (a)is the portion of the first payment from that Subaccount; and

    (b)is the Annuity Unit value for that Subaccount on the day the first payment is due.

Each subsequent payment is equal to the sum of payments for each Subaccount. The payment for a Subaccount is the number of Annuity Units for that Subaccount multiplied by the Annuity Unit value for that Subaccount on the monthly anniversary of the Annuity Commencement Date.

We guarantee that each subsequent payment will not be affected by variations in mortality experience from the mortality assumptions on which the first payment is based.

Determination of Annuity Unit Value: The Annuity Unit value of each Subaccount for any Valuation Period is equal to the Annuity Unit value for that Subaccount for the preceding Valuation Period multiplied by the product of (a) and (b), where:

    (a)is the net investment factor for the Valuation Period for which the Annuity Unit value is being calculated; and

    (b)is an Assumed Interest Rate factor equal to .99991902 raised to a power equal to the number of days in the Valuation Period.

The Assumed Interest Rate factor in (b) is the daily equivalent of dividing
(i) one by (ii) one plus the Assumed Interest Rate of 3%. If a plan with a different Assumed Interest Rate is used to determine the initial payment, a different Assumed Interest Rate factor will be used to determine subsequent payments.

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Annuity Commencement Date

The Annuity Commencement Date is provided on the Contract Data Pages, unless changed after issue. You may change the Annuity Commencement Date to any date at least 13 months after the Contract Date. The Annuity Commencement Date cannot be a date later than the Contract anniversary on which the Annuitant, or younger of the Annuitants, reaches age 90 unless we approve a later date. To make a change, send us written notice before the Annuity Commencement Date then in effect. If you change the Annuity Commencement Date, Annuity Commencement Date will then mean the new Annuity Commencement Date you selected.

                            OPTIONAL PAYMENT PLANS

Optional Payments

Death proceeds or Surrender Value may be paid in one payment. Subject to the rules stated below, any part of the death proceeds or Surrender Value (other than Annuity Commencement Value) can be left with us and paid under an Optional Payment Plan. If you choose to do so, the proceeds less any premium tax will be applied to calculate the Income Payment. Upon your death, if you have not chosen a plan for the payment of the death proceeds, the designated beneficiary may choose a plan.

The following Optional Payment Plan rules apply:

    .  Our consent must be obtained if any Payee is not a natural person.

    .  Death proceeds must conform to the rules in the Death Provisions section.

    . If you change a Beneficiary, your plan selection will no longer be in effect unless you request that it continue.

    . We must receive written notice in our Service Center of any choice or change of plan.

    .  The amount of each payment must be at least $100.

    . Fixed Income Payments will begin on the Annuity Commencement Date or on a date selected by the designated beneficiary.

    . Variable Income Payments will begin within seven days after the date payments would begin under the corresponding fixed option.

Fixed Income Options

Optional Payment Plans 1 and 2 are available as fixed income options. Any amount left with us under a fixed income option will be transferred to our General Account. Payments made will equal or exceed those required by the state where this Contract is delivered.

Variable Income Options

Optional Payment Plans 1 and 2 are available as variable income options. This means that Income Payments after the first will reflect the investment experience of the Subaccounts. No minimum amount is guaranteed.

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Payment Plans

The fixed income options are shown below. The monthly payment rate is based on the Annuity 2000 Mortality Table, using an interest rate of 3%. Variable income options, with an Assumed Interest Rate of 3%, have the same initial monthly payment rate per $1000 as the fixed income options shown below. The calculation of subsequent Variable Income Payments is described in the Monthly Income Benefit section. Other plans may be available upon request.

Plan 1. Life Income with Period Certain: We will make Income Payments for a guaranteed minimum period to a Payee. If the Annuitant lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15 or 20 years. Payments are determined according to the table below. If the Annuitant dies before the end of the minimum period, the remaining payments for the minimum period will continue to the Payee.

                                 Plan 1 Table
        Monthly payment rates for each $1,000 of proceeds under Plan 1.

                             Male                       Female
                   -------------------------- --------------------------

        Settlement 10 Years 15 Years 20 Years 10 Years 15 Years 20 Years
        Age        Certain  Certain  Certain  Certain  Certain  Certain
        ---------- -------- -------- -------- -------- -------- --------
           35        3.36     3.35     3.34     3.23     3.23     3.22
           40        3.55     3.54     3.52     3.39     3.38     3.37
           45        3.79     3.76     3.73     3.59     3.58     3.56
           50        4.08     4.04     3.98     3.84     3.82     3.78
           51        4.15     4.10     4.03     3.90     3.87     3.84
           52        4.22     4.17     4.09     3.96     3.93     3.89
           53        4.29     4.23     4.15     4.02     3.99     3.94
           54        4.37     4.30     4.21     4.09     4.06     4.00
           55        4.45     4.38     4.27     4.16     4.12     4.06
           56        4.54     4.46     4.33     4.24     4.19     4.12
           57        4.63     4.54     4.39     4.32     4.27     4.19
           58        4.73     4.62     4.46     4.40     4.34     4.25
           59        4.83     4.70     4.52     4.49     4.42     4.32
           60        4.93     4.79     4.59     4.58     4.51     4.39
           61        5.05     4.88     4.66     4.68     4.59     4.46
           62        5.16     4.98     4.72     4.79     4.68     4.53
           63        5.29     5.08     4.79     4.90     4.78     4.60
           64        5.42     5.17     4.85     5.01     4.88     4.67
           65        5.55     5.27     4.91     5.14     4.98     4.75
           66        5.69     5.38     4.97     5.26     5.08     4.82
           67        5.84     5.48     5.03     5.40     5.19     4.89
           68        5.99     5.58     5.09     5.55     5.30     4.95
           69        6.15     5.68     5.14     5.70     5.41     5.02
           70        6.31     5.78     5.19     5.86     5.53     5.08
           71        6.47     5.88     5.23     6.02     5.64     5.14
           72        6.64     5.97     5.27     6.20     5.75     5.19
           73        6.81     6.07     5.31     6.38     5.86     5.24
           74        6.99     6.15     5.34     6.57     5.97     5.29
           75        7.16     6.24     5.37     6.76     6.08     5.33
           76        7.34     6.32     5.40     6.96     6.17     5.36
           77        7.52     6.39     5.42     7.16     6.27     5.39
           78        7.69     6.46     5.44     7.36     6.35     5.42
           79        7.86     6.52     5.46     7.56     6.43     5.44
           80        8.03     6.57     5.47     7.76     6.50     5.45
           81        8.19     6.62     5.48     7.95     6.56     5.47
           82        8.34     6.67     5.49     8.13     6.62     5.48
           83        8.48     6.70     5.50     8.31     6.67     5.49
           84        8.62     6.74     5.50     8.47     6.71     5.50
           85        8.75     6.76     5.50     8.62     6.74     5.50

           Values for ages not shown will be furnished upon request.

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Plan 2 Joint Life and Survivor Income with 10 Year Period Certain: We will make monthly payments for a guaranteed minimum period of 10 years to a Payee. Each Annuitant's Settlement Age must be at least 35 when payments begin. Payments will continue as long as either Annuitant is living. If both Annuitants die before the end of 10 years, the remaining payments for the 10-year period will continue to the Payee.

                                 Plan 2 Table
        Monthly payment rates for each $1,000 of proceeds under Plan 2.

                                    Female Settlement Age
                    ------------------------------------------------------
Male Settlement Age  35   40   45   50   55   60   65   70   75   80   85
------------------- ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ----
         35         3.07 3.13 3.19 3.24 3.28 3.33 3.39 3.49 3.64 3.85 4.16
         40         3.11 3.19 3.27 3.34 3.40 3.46 3.52 3.60 3.73 3.93 4.22
         45         3.15 3.25 3.35 3.45 3.54 3.61 3.68 3.76 3.87 4.04 4.31
         50         3.17 3.29 3.42 3.55 3.67 3.79 3.89 3.98 4.08 4.22 4.45
         55         3.20 3.32 3.47 3.63 3.80 3.97 4.12 4.25 4.36 4.48 4.68
         60         3.24 3.36 3.51 3.70 3.91 4.14 4.36 4.56 4.72 4.86 5.02
         65         3.31 3.41 3.56 3.76 4.00 4.29 4.59 4.89 5.15 5.35 5.52
         70         3.42 3.50 3.62 3.81 4.07 4.40 4.78 5.20 5.60 5.92 6.15
         75         3.58 3.63 3.73 3.90 4.14 4.49 4.93 5.46 6.01 6.50 6.85
         80         3.80 3.84 3.92 4.05 4.25 4.58 5.05 5.65 6.34 7.01 7.53
         85         4.12 4.15 4.21 4.30 4.46 4.73 5.16 5.78 6.57 7.39 8.05

Values for ages not shown, for two males or two females will be furnished upon request.

                         Maximum Age Adjustment Table
         The actual age adjustment may be less than the number shown.

                Year Income Payments Begin
         -----------------------------------------       Maximum Age
                After               Prior To             Adjustment
         -------------------   -------------------   -------------------
                2000                  2026                             5
                2025                  2051                            10
                2050                                                  15

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                           FLEXIBLE PURCHASE PAYMENT
                               VARIABLE DEFERRED
                               ANNUITY CONTRACT

                                 GENWORTH LIFE
                         INSURANCE COMPANY OF NEW YORK